UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DUNDEEWEALTH FUNDS
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

DUNDEEWEALTH FUNDS

September 16th, 2011

877-708-3612

DRAFT INBOUND-INFORMATION ONLY SCRIPT

Greeting:

Thank you for calling the Proxy Services Center for DundeeWealth Funds.  My name is <Agent Name> and this call is being recorded for quality assurance.  How may I assist you today?

If the shareholder has questions about the materials:

Would you like me to review the proposal with you?

If the shareholder is asking what the board recommends:

The Trust’s Board recommends that you vote in favor of the proposal outlined in the proxy statement. (Answer all the shareholder questions)

If the shareholder requests that we take their vote:

I am unable to process your vote however; you may cast your vote on the internet by logging in at proxyweb.com and following the online instructions, or by phone by calling 1-800-690-6903 and following the recorded instructions.  You may also vote by mailing the proxy back in the postage paid envelope provided in the materials you received.

Thank you for your time today, and have a wonderful day/evening.

INBOUND - CLOSED RECORDING

Thank you for calling the Proxy Services Center for DundeeWealth Funds. Our offices are now closed.  Please call us back during our normal business hours which are, Monday through Friday 9:30AM to 9:00 PM and Saturday 10:00 AM to 6:00 PM Eastern Time.  Thank you.

INBOUND - CALL IN QUEUE MESSAGE

Thank you for calling the Proxy Services Center for DundeeWealth Funds. Our proxy specialists are currently assisting other shareholders.  Your call is important to us.  Please continue to hold and your call will be answered in the order in which it was received.

END OF CAMPAIGN MESSAGE

Thank you for calling the Proxy Services Center for DundeeWealth Funds. The Shareholder Meeting has been held and as a result, this toll free number is no longer in service for proxy related shareholder calls. If you have questions about your DundeeWealth Funds please contact your Financial Advisor or call DundeeWealth Funds at (1-888-572-0968). Thank you for investing in DundeeWealth Funds.